Exhibit 99.1

Archipelago Holdings, Inc. to Sell Wave Securities Subsidiary to Merrill Lynch

CHICAGO AND NEW YORK, January 23, 2006  — Archipelago Holdings, Inc. (PCX: AX), the owner and operator of the Archipelago Exchange® (ArcaEx®), today announced the company has entered into a definitive agreement to sell Wave Securities LLC, its wholly owned introducing broker subsidiary, to Merrill Lynch & Co., Inc (NYSE: MER). The sale of Wave Securities by Archipelago was obligated by an order of the Securities and Exchange Commission as part of Archipelago’s acquisition of the Pacific Exchange, Inc., in September 2005.

 Jerry Putnam, Chairman and CEO of Archipelago, commented, “Wave Securities has played an important and unique role in the evolution of Archipelago from an ECN to a full-fledged exchange. With Merrill Lynch, Wave Securities will be well positioned to serve the growing needs of its institutional clients.”

Mike Stewart, head of Global Cash Equity Trading at Merrill Lynch, said:  “Wave Securities has been a leader in providing electronic trading solutions to the institutional marketplace and will be a valuable complement to our industry leading equity franchise.  We are pleased to welcome the Wave management, sales and support team to Merrill Lynch.”

 “Wave is excited to be joining a team with vision, global reach and a complete suite of institutional products.  We look forward to offering traditional and hedge fund managers a broader relationship with Merrill Lynch along with our electronic trading expertise and service,” said Joseph Lombard, President of Wave Securities.

 The transaction, which is subject to NASD and NYSE regulatory approvals, is expected to close in the first quarter of 2006.

About Archipelago

Archipelago Holdings, Inc. (PCX: AX) operates the Archipelago Exchange® (ArcaEx®) the first totally open all-electronic stock exchange in the United States. ArcaEx trades all Nasdaq-listed equity securities and exchange listed equity securities, including those listed on the New York Stock Exchange®, American Stock Exchange®, and ArcaEx. In April 2005, The New York Stock Exchange (NYSE) and Archipelago announced that they have entered a definitive merger agreement that will lead to the combined entity, NYSE Group, Inc. In addition to offering core execution services, ArcaEx provides corporate clients with listing services and innovative data products. In 2004, Archipelago launched ArcaVision to provide corporate and trading clients with more transparent market data, analytical tools and access to market-wide and ArcaEx specific trading information. For more information please visit http://www.archipelago.com.

About Merrill Lynch

Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 36 countries and territories and total client assets of approximately $1.7 trillion.  As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions, and individuals worldwide.  Through Merrill Lynch Investment Managers, the company is one of the world’s largest managers of financial assets.

Firmwide, assets under management total $524 billion.  For more information on Merrill Lynch, please visit www.ml.com.

Archipelago Contact:	Merrill Lynch Contact:
Margaret Nagle	Bill Halldin
312-442-7083	916-781-0657